Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., the references to our report of Black Stone Minerals, L.P.’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2023, and the inclusion of our corresponding report letter, dated January 10, 2024, in the 2023 Annual Report on Form 10-K (the “Annual Report”) of Black Stone Minerals, L.P. We hereby also consent to the incorporation by reference of such report and the information contained therein in the Registration Statement on Form S-8 (File No. 333-262227), Form S-8 (No. 333-203909), and Form S-3 (No. 333-234455) of Black Stone Minerals, L.P.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas
February 20, 2024